Filed Pursuant to Rule 424(b)(2)

1933 Act File No. 333-251349

PROSPECTUS SUPPLEMENT

(To Base Prospectus dated May 26, 2021)

StoneCastle Financial Corp.

$10,775,000

Common Stock

StoneCastle Financial Corp. (the “Company,” “we,” or “our”) is a non-diversified, closed-end management investment company, which commenced operations on November 13, 2013. Our primary investment objective is to provide stockholders with current income, and to a lesser extent capital appreciation.

We are offering 492,234 shares of our common stock, par value $0.001 per share, directly to institutional investors, including clients of ArrowMark Colorado Holdings, LLC, an affiliate of the Company, pursuant to this prospectus supplement, the accompanying base prospectus (the “Base Prospectus”), and that certain Securities Purchase Agreement, dated July 9, 2021 (the “Securities Purchase Agreement”), by and among us and the institutional investors. We are offering the shares of our common stock in this offering at a price per share of $21.89.

On July 9, 2021, our per share NAV was $21.85 and our per share market price was $21.89. As of July 9, 2021 our per share market price was $21.89, representing a 0.2% premium to such NAV.

Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Company may not sell any Shares at a price below the current net asset value of such shares, exclusive of any distributing commission or discount.

Our shares of common stock have traded both at a premium and a discount to net asset value (“NAV”). The Company cannot predict whether its shares of common stock will trade in the future at a premium or discount to NAV. The provisions of the 1940 Act generally require that the public offering price of common stock (less any underwriting commissions and discounts) must equal or exceed the NAV per share of a company’s common stock (calculated within 48 hours of pricing). The issuance of our shares of common stock may have an adverse effect on prices in the secondary market for our shares of common stock by increasing the number of shares of our common stock available, which may put downward pressure on the market price for our shares of common stock. Shares of common stock of closed-end investment companies frequently trade at a discount from NAV, which may increase investors’ risk of loss.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BANX”. On July 9, 2021, the last reported sale price for our common stock on the NASDAQ Global Select Market was $21.89 per share.

Investing in our securities involves certain risks. You could lose some or all of your investment. See “Summary of Principal Risks” beginning on page S-7 of this Prospectus Supplement and “Risk Factors” beginning on page 36 of the Base Prospectus. You should consider carefully these risks together with all of the other information contained in this Prospectus Supplement and the Base Prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Base Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 9, 2021

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-3
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	S-4
PROSPECTUS SUPPLEMENT SUMMARY	S-5
CAPITALIZATION	S-15
SUMMARY OF COMPANY EXPENSES	S-16
MARKET AND NET ASSET VALUE INFORMATION	S-18
USE OF PROCEEDS	S-15
PLAN OF DISTRIBUTION	S-19
LEGAL MATTERS	S-20
AVAILABLE INFORMATION	S-20

Prospectus

PROSPECTUS SUMMARY	1
FEES AND EXPENSES	13
FINANCIAL HIGHLIGHTS	14
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	14
TRADING AND NET ASSET VALUE INFORMATION	15
USE OF PROCEEDS	16
DISTRIBUTION POLICY	16
THE COMPANY	17
LEVERAGE	27
MANAGEMENT	31
RISK FACTORS	36
DETERMINATION OF NET ASSET VALUE	59
DIVIDEND REINVESTMENT PLAN	60
PLAN OF DISTRIBUTION	62
DESCRIPTION OF SECURITIES	63
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	72
CERTAIN ERISA CONSIDERATIONS	78
CLOSED-END FUND STRUCTURE	78
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79
ADMINISTRATOR, CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR	79
LEGAL MATTERS	79
INCORPORATION BY REFERENCE	79

ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement, together with the Base Prospectus, sets forth concisely the information about the Company that you should know before investing. You should read this Prospectus Supplement and the Base Prospectus, which contain important information, before deciding whether to invest in our securities. You should retain the Base Prospectus and this Prospectus Supplement for future reference. A Statement of Additional Information, dated May 26, 2021 as supplemented from time to time, containing additional information about the Company, has been filed with the Securities and Exchange Commission (the “SEC”) and is incorporated by reference in its entirety into this Prospectus Supplement and the Base Prospectus. This Prospectus Supplement, the Base Prospectus and the Statement of Additional Information are part of a “shelf” registration statement that we filed with the SEC. This Prospectus Supplement describes the specific details regarding this Offering. If information in this Prospectus Supplement is inconsistent with the Base Prospectus or the Statement of Additional Information, you should rely on this Prospectus Supplement. You may request a free copy of the Base Prospectus, Statement of Additional Information, a free copy of our annual and semi-annual reports, request other information or make shareholder inquiries, by calling us collect at (212) 468-5441 or by writing to us at 100 Fillmore Street, Suite 325, Denver, Colorado 80206. The Company’s annual and semi-annual reports also are available on our website at www.stonecastle-financial.com and on the SEC’s website, as described below, where the Company’s Statement of Additional Information can be obtained. Information included on our website does not form part of this Prospectus Supplement or the Base Prospectus. You can review and copy documents we have filed at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-551-8090 for information. The SEC charges a fee for copies. You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov or make a request in writing to the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

Our common stock does not represent a deposit or obligation of, and is not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

You should rely only on the information contained in, or incorporated by reference into, this Prospectus Supplement and the Base Prospectus in making your investment decisions. The Company has not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Company is not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this Prospectus Supplement and the Base Prospectus is accurate only as of the dates on their covers. The Company’s business, financial condition and prospects may have changed since the date of its description in this Prospectus Supplement or the date of its description in the Base Prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the Base Prospectus and the Statement of Additional Information contain “forward-looking statements.” We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Such forward-looking statements may be contained in this Prospectus Supplement as well as in the Base Prospectus. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Investment Objectives” and “Risk Factors” sections of the Base Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the Base Prospectus are made as of the date of this Prospectus Supplement or the Base Prospectus, as the case may be. We urge you to review carefully the “Cautionary Statement Concerning Forward-Looking Statements section in the Base Prospectus for a more detailed discussion of the risks related to forward-looking statements. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this Prospectus Supplement, the Base Prospectus and the Statement of Additional Information are excluded from the safe harbor protection provided by section 27A of the 1933 Act.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of the Base Prospectus. We urge you to review carefully that section for a more detailed discussion of the risks of an investment in our securities.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information included elsewhere in this Prospectus Supplement and in the Base Prospectus and in the Statement of Additional Information. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our common stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the Base Prospectus, and the documents to which we have referred in this prospectus supplement and the Base Prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the section entitled “Risk Factors,” and the financial information included in the shareholder reports incorporated by reference in the Base Prospectus.

The Company

StoneCastle Financial Corp. (“we,” “us,” “our” or “the Company”) is a non-diversified, closed-end management investment company under the 1940 Act, which commenced operations on November 13, 2013. We have elected to be treated, and intend to comply with the requirements to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We are managed by StoneCastle-ArrowMark Asset Management LLC (the “Adviser”), an investment adviser that is a wholly-owned subsidiary of ArrowMark Colorado Holdings, LLC (“ArrowMark Partners”).

An investment in the Company may not be appropriate for all investors. There is no assurance that the Company will achieve its investment objectives.

Investment Objectives

Our primary investment objective is to provide stockholders with current income, and to a lesser extent, capital appreciation. There can be no assurance that we will achieve our investment objectives.

Investment Strategies

We are focused on income generation, capital preservation, and providing risk-adjusted rates of return. We attempt to achieve our investment objective through investment in preferred equity, debt and subordinated debt, structured notes and securities, convertible securities, regulatory capital securities and common equity issued or structured by banks and financial institutions including community banks, larger regional, national and money center banks domiciled in the United States and foreign and global money center banks. (“banking-related securities”). See “Banking Sector Focus” and “Regulatory Capital Securities” in the Base Prospectus. We make investments that will generally be expected to pay us dividends and interest on a current basis and generate capital gains over time. We may seek to enhance our returns through the use of warrants, options and other equity conversion features. We have a policy to invest, under normal circumstances, at least 80% of the value of our net assets plus the amount of any borrowings for investment purposes in such banking-related securities.

We focus our portfolio on making long-term, passive, non-control investments in the banking sector, including “regulatory capital securities” which are securities issued or structured by banks seeking capital that is treated more favorably under banking regulations than other types of capital, acquisitions and other refinancing activities regulatory capital securities are issued or structured by a bank to maintain or reduce its regulatory capital requirements by transferring certain credit risks to investors. Regulatory capital securities may be structured in a variety of ways and are highly bespoke to the needs of the bank or other deposit-taking institution involved. Regulatory capital securities may be in the form of structured notes (e.g., credit-linked notes), contingent convertible securities, and other structured products or transactions. We intend to continue to direct investments in numerous issuers differentiated by asset size, business models and geographies. We also may invest in an option strategy that will normally consist of writing (selling) call options on bank equity securities in our portfolio (“covered calls”). We invest in foreign securities and we are not limited in the amount of assets we may invest in such foreign securities.

We indirectly invest in securities issued or structured by banks through structured securities and credit derivatives, including collateralized loan obligations (CLOs) and credit-linked notes. We currently invest in credit-linked notes for which the performance and payment of principal and interest is tied to a reference asset such as a pool of loans originated by a bank and held on its balance sheet. We also invest in equity and junior debt tranches of CLOs, and other debt securitizations, that are collateralized by a portfolio consisting primarily of unsecured, subordinated loans made to (and, to a lesser extent, unsecured, subordinated debentures and notes issued by) community banks or savings institutions or their respective holding companies. We may also invest in other securities and instruments that are related to these investments or that our Adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. These indirect investments provide exposure to and focus on the same types of direct investments that we make in banking companies and, accordingly, our investments in structured securities (such as credit-linked notes and CLOs) and credit derivatives that provide exposure to the banking industry are considered an investment in banking securities. The loans or other assets pledged as collateral in these securitizations may not be publicly rated by any rating agency, and may have greater credit and liquidity risks than investment-grade corporate obligations that are publicly rated. We believe that the use of such instruments complements our overall strategy and enhance the diversity of our holdings.

We may also incur additional leverage to the extent permitted by the Investment Company Act. See “Leverage” in the Base Prospectus. Although we normally seek to invest substantially all of our assets in banking-related securities, we reserve the ability to invest up to 20% of our assets in other types of securities and instruments.

Additionally, we may take temporary defensive positions that are inconsistent with our investment strategy in attempting to respond to adverse market, economic, political or other conditions. If we do so, we may not achieve our investment objective. We may also choose not to take defensive positions.

Summary of Principal Risks

An investment in our securities involves risk, and we urge you to consult your tax and legal advisors before making an investment in our securities. You could lose some or all of your investment. See “Risk Factors” in the Base Prospectus. There can be no assurance that we will achieve our investment objective.

An investment in our common stock involves significant risks, including:

Risks Related to Investing in the Banking Sector

•	Our assets will be concentrated in the banking industry, potentially exposing us to greater risks than companies that invest in multiple sectors.

•	We primarily invest in equity and debt securities issued by banks, subjecting us to unique risks.

•	All of our investments are subject to liquidity risk, but we may face higher liquidity risk if we invest in debt obligations and other securities that are unrated and issued by banks that have no corporate rating.

•	We expect to keep our portfolio of securities and investments focused on the bank sector, which would make us more economically vulnerable in the event of a downturn in the banking industry.

•	A large number of banks may fail during times of economic stress.

•	We expect to keep our portfolio of securities and investments focused on the bank sector including community banks whose business is subject to greater lending risks than larger banks.

Risks Related to Banking Regulations and Banking Investments Affecting Our Business

•	The banking institutions in which we invest, including global money center banks, are subject to substantial regulations that could adversely affect their ability to operate and the value of our investments. In addition, geopolitical instability, natural disasters, including outbreaks of infectious diseases, or in times of significant global market downturns, which may impact the value of regulatory capital securities or other investments.

•	Regulatory capital securities are subject to several risks. Banking regulators could change or amend existing banking regulations which could affect the regulatory treatment of regulatory capital securities, where stricter regulation could make regulatory capital securities less desirable, or undesirable, for banks to issue, reducing the supply of new investments. Should an adverse regulatory development occur in the future, it would likely result in the bank issuer of such securities being able to redeem an investment early, which subjects the Company to reinvestment risk. Regulatory capital securities remain subject to the same sector specific and other risks as any banking-related investment that the Company may acquire, including, but not limited to, credit risk, interest rate risk, currency risk, prepayments, adverse changes in market value or liquidity and the quality of the loans extended by each bank to its clients.

•	We may become subject to adverse current or future banking regulations.

•	Ownership of our stock by certain types of regulated institutions may subject us to additional regulations.

•	Investments in banking institutions and transactions related to our portfolio investments may require approval from one or more regulatory authorities.

•	If we were deemed to be a bank holding company or thrift holding company, bank holding companies or thrift holding companies that invest in us would be subject to certain restrictions and regulations.

•	The Financial Accounting Standards Board, or FASB, has issued a new credit impairment model, the Current Expected Credit Loss, or CECL model, which must be implemented by banks and certain other companies beginning in 2021. Under the CECL model, entities subject to the model will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the "incurred loss" model, which delays recognition until it is probable a loss has been incurred. CECL may create more volatility in the companies in which we invest, and this in turn could affect the value of our portfolio.

Risks Related to Our Investments

•	Our investments will be subject to dividend and interest rate fluctuations, and we are subject to interest rate risk. In particular, our investments in subordinated or unsecured debt securities that are perpetual or have maturities in excess of ten years subject us to a high degree of interest rate risk.

•	Most of our assets will be unrated, illiquid, and their fair value may not be readily determinable. As a consequence, the Company may be unable to sell such assets at an attractive value for a period of time, if at all. The assets in which we invest may not be publicly rated by any rating agency, and may have greater credit and liquidity risks than investment-grade corporate obligations that are publicly rated.

•	Our investments in regulatory capital securities subject us to the risks of underlying bank assets.

•	Risks of credit-linked notes include those risks associated with fixed-income instruments and those of the underlying reference instrument or credit obligation including but not limited to market risk, interest rate risk, credit (default) risk, counterparty risk, valuation risk, foreign security and foreign currency risk.

•	We may acquire CLO equity and junior debt securities that are subordinated to more senior tranches of CLO debt. CLOs present risks including credit(default), interest rate and prepayment risks. Investors in CLO securities indirectly bear risks of the collateral held by such CLOs. The prices of CLOs (and, therefore, the prices of the CLOs’ securities) are influenced by the same types of political and economic events that affect issuers of securities and capital markets generally. CLO interests are generally thinly traded or have only a limited trading market. CLO securities are typically privately offered and sold, even in the secondary market. As a result, investments in CLO securities are illiquid and the price at which these securities are sold may be less than the price used to calculate our NAV.CLO equity and junior debt securities are typically highly levered and, therefore, the junior debt and equity tranches in which we are currently invested and in which we may invest will be subject to a higher degree of risk of total loss. The loans or other assets pledged as collateral in a CLO may not be publicly rated by any rating agency, and may have greater credit and liquidity risks than investment-grade corporate obligations that are publicly rated.

•	Foreign securities may experience greater price volatility and changes in value. Investments denominated in foreign currencies as well as currency hedge transactions will be subject to fluctuations in value.

•	Derivatives transactions may limit our income or result in losses.

•	We may invest in securities rated below investment grade or which are unrated. Securities rated below investment grade and certain unrated securities are considered to be speculative, “high yield,” or “junk” and are subject to greater market and credit risks, and accordingly, that the risk of non-payment or default is higher than investment-grade securities. In addition, such securities may be more sensitive to interest rate changes and more likely to receive early returns of principal in falling rate environments.

Risks Related to Our Use of Leverage

•	We currently have a bank loan to finance investments as a form of leverage. We also have authority to issue preferred stock or engage in reverse repurchase agreements to finance investments.

•	Leverage exaggerates the effects of market downturns or upturns on the NAV and market value of our common stock, as well as on distributions to holders of our common stock.

•	Leverage can also increase the volatility of our NAV, and expenses related to leverage can reduce our income.

•	In the case of leverage, if our assets decline in value so that asset coverage requirements for any borrowings or preferred stock would not be met, we may be prevented from paying distributions, which could jeopardize our qualification for pass-through tax treatment, make us liable for excise taxes and/or force us to sell portfolio securities at an inopportune time.

•	The use of leverage through investments such as CLO equity or junior debt securities that inherently involve leverage, may magnify our risk of loss. CLO equity or junior debt securities are very highly leveraged, and therefore the CLO securities in which we are currently invested and in which we intend to invest are subject to a higher degree of loss since the use of leverage magnifies losses.

•	The Company utilizes a revolving credit agreement with Texas Capital Bank to provide for a maximum borrowing amount of $62 million and a fee of London Interbank Offered Rate (“LIBOR”) +2.35%, with a maturity date of May 2022 (the “Credit Facility”). The United Kingdom’s Financial Conduct Authority had announced plans to phase out the use of LIBOR by the end of 2021. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Abandonment of or modifications to LIBOR could have adverse impacts on newly issued financial instruments and existing financial instruments which reference LIBOR.

•	The Credit Facility imposes asset coverage requirements, which are more stringent than those imposed by the Investment Company Act, or by our policies. In addition, we agreed not to purchase assets not contemplated by the investment policies and restrictions in effect when the Credit Facility became effective unless changes to these policies and restrictions are consented to by Texas Capital Bank.

•	The covenants or guidelines under the Credit Facility could impede the Adviser from fully managing our portfolio in accordance with our investment objectives and policies. Furthermore, non-compliance with such covenants or the occurrence of other events could lead to the cancellation of the Credit Facility.

•	For as long as the Credit Facility remains in effect, we may not incur additional debt under any other facility, except in limited circumstances.

•	The Credit Facility allows us to prepay borrowings under the Credit Facility at any time. We do not anticipate that such guidelines will have a material adverse effect on the holders of our common stock or on our ability to achieve our investment objectives. We may also consider alternative measures of obtaining leverage in the future.

See “Leverage,” and also “Risk Factors—Risks Related to Our Use of Leverage,” in the Base Prospectus for further information.

Risks Related to Our Operations

•	Our performance is highly dependent on our Adviser.

•	Our Adviser may rely on assumptions that prove to be incorrect.

•	Our Adviser and its affiliates may serve as investment adviser to other funds, investment vehicles and investors, which may create conflicts of interest not in the best interest of us or our stockholders.

•	We may generate low or negative rates of return on capital, and we may not be able to execute our business plans as expected, if at all.

•	Our business model depends to a significant extent upon strong referral relationships, and our inability to maintain or develop these relationships, as well as the failure of these relationships to generate investment opportunities, could adversely affect our business.

•	If we are unable to source investments effectively, we may be unable to achieve our investment objective.

•	Our quarterly results may fluctuate.

•	We make distributions to our stockholders on a quarterly basis. If the amount of any distribution exceeds our net investment income or capital gains, then all or a portion of such distribution could constitute a return of capital to stockholders rather than dividend income for tax purposes. A return of capital distribution has the effect of lowering stockholders’ basis in their shares, which will result in higher tax liability when the shares are sold, even if such shares have not increased in value or have, in fact, lost value. In addition to the tax consequences, such a distribution is a return of a shareholder’s own investment, but distributed net of Company expenses, and will decrease the funds available for investment by the Company.

•	Financing arrangements with lenders or preferred shareholders may limit our ability to make dividend payments to our stockholders.

•	We may change our business strategy and operational policies without stockholder consent (unless stockholder consent is specifically required by the Investment Company Act), which may result in a determination to pursue riskier business activities.

•	Laws and regulations may prohibit the banks in which we invest from paying interest and/or dividends to us.

•	Legal and regulatory changes could occur that may adversely affect us.

•	We may be required to register as a commodity pool operator.

•	Market fluctuations caused by force majeure, terrorism, global pandemics, or certain other acts may adversely affect our performance. The recent global outbreak of the COVID-19 virus and the resulting pandemic has disrupted economic markets and the economic impact, duration and spread of the COVID-19 pandemic remains uncertain at this time. The operational and financial performance of some of the portfolio banks in which we make investments may be impacted by COVID-19, which may in turn impact the valuation of our investments and results of our operations.

•	Changes in interest rates may affect our net investment income, reinvestment risk and the probability of defaults of our investments.

Risks Related to Our Adviser and/or its Affiliates

•	Our performance is dependent on our Adviser, and we may not find a suitable replacement if the management agreement is terminated.

•	The departure or death of any of the members of senior management of our Adviser or ArrowMark Partners may adversely affect our ability to achieve our business objective; our management agreement does not require the availability to us of any particular individuals.

•	If our Adviser ceases to be our manager under our management agreement, financial institutions that provided our credit facilities may not provide future financing to us.

•	Our Adviser’s liability is limited under our management agreement, and we have agreed to indemnify our Adviser against certain liabilities.

•	There may be potential conflicts of interest between our management and our Adviser, on one hand, and the interest of our common stockholders, on the other.

•	We are limited in our ability to conduct transactions with affiliates.

•	Our Adviser’s investment committee is not independent from its management.

•	We may compete with our Adviser’s current and future investment vehicles for access to capital and assets.

•	There may be other conflicts of interest in our relationship with our Adviser and/or its affiliates that could negatively affect our earnings.

•	Our Adviser’s management of our business is subject to the oversight of our board of directors, but our board of directors will not approve each business decision made by our Adviser.

•	Our Adviser may be incentivized to incur additional leverage, up to the extent permitted by regulations, even if additional leverage is not in the best interests of the Company’s stockholders.

Risks Related to Offerings

•	The price for our common stock may be volatile.

•	The price for our common stock is subject to market risk.

•	Future offerings of debt securities or preferred stock, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market value of our common stock.

Risks Related to this Offering

•	Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act.

•	We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock. Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds from this offering for general corporate purposes, which may include, making investments in accordance with our investment objective and policies as described in the Base Prospectus. See “Use of Proceeds” beginning on page S-15 of this Prospectus Supplement for additional detail. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds from this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to Taxation

•	Despite our election to be treated as a RIC, we may not be able to meet the requirements to maintain an election to be treated as a RIC.

•	We will be subject to corporate-level federal income tax on all of our income if we are unable to maintain RIC status under Subchapter M of the Code.

•	Whether an investment in a RIC is appropriate for a Non-U.S. Stockholder will depend upon the Non-U.S. Stockholder’s particular circumstances.

We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor.

The Adviser

StoneCastle-ArrowMark Asset Management, LLC (“StoneCastle-ArrowMark” or the “Adviser”), an SEC-registered investment adviser dedicated to the banking sector, was formed on December 3, 2019 and manages the Company’s assets. Our Adviser is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Our Adviser is wholly-owned by ArrowMark Colorado Holdings, LLC (together with its affiliates “ArrowMark Partners” or “ArrowMark”). Founded in 2007, ArrowMark Partners is a 100% privately-owned and SEC-registered investment adviser based in Denver, Colorado. As of December 31, 2020 ArrowMark managed $23.2 billion in assets on behalf of a broad array of institutional clients and professional asset allocators across alternative credit and capacity constrained equity strategies, as well as through the $5.5 billion corporate and lending business.

Each of our Adviser’s investment decisions is reviewed and approved for us by our Adviser’s investment committee, the members of which may also act as the investment committee for other investment vehicles managed by our Adviser or its affiliates.

Our Adviser, in addition to its own resources, may access experienced investment professionals and senior investment personnel of ArrowMark and its affiliates. Our Adviser intends to capitalize on the significant deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of ArrowMark Partners’ investment professionals. Biographical information for key members of our Adviser’s investment team is set forth in the Prospectus under “Management—Biographical Information” in the Base Prospectus. As our investment adviser, our Adviser is obligated to allocate investment opportunities among us and its other clients in accordance with its allocation policy; however, there can be no assurance that our Adviser will allocate such opportunities to us fairly or equitably in the short-term or over time.

The Offering

We are offering 492,234 shares of our common stock, par value $0.001 per share, directly to certain institutional investors, including certain clients of ArrowMark Partners, pursuant to this prospectus supplement, the Base Prospectus, and that certain Securities Purchase Agreement, dated July 9, 2021 (the “Securities Purchase Agreement”), by and among us and institutional investors signatories thereto. We are offering the shares of our common stock in this offering at a price per share of $21.89.

The offering of our shares of common stock is subject to the provisions of the 1940 Act, which generally require that the public offering price of Common Stock of a closed-end investment company (exclusive of distribution commissions and discounts) must equal or exceed the net asset value per share of our common stock (calculated within 48 hours of pricing), absent shareholder approval or under certain other circumstances.

LISTING AND SYMBOL

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BANX”.  The net asset value of our common stock on July 9, 2021 was $21.85 per share, representing a 0.2% premium to such NAV. As of July 9, 2021, the last reported sale price for our common stock on the NASDAQ Global Select Market was $21.89 per share.

USE OF PROCEEDS

The Company currently intends use substantially all of the proceeds from a sale of our securities pursuant to this Prospectus Supplement, net of expenses, for general corporate purposes, which may include, making investments in accordance with our investment objective and policies as described in the Base Prospectus. We anticipate that the proceeds will be invested promptly as investment opportunities are identified, depending on market conditions and the availability of appropriate securities, and it is anticipated to take not more than approximately three to six months from the closing of any offering. Pending investment, the proceeds will be invested in short-term cash-equivalent instruments. Although we anticipate that a substantial portion of the proceeds from any offering will be invested pursuant to our investment objective and policies, some of the proceeds may be used to make capital gain distributions required to maintain our tax status as a RIC.

CAPITALIZATION

The following table sets forth our capitalization:

•       on a historical basis as of December 31, 2020 (audited); and

•       on a pro forma as adjusted basis to reflect the issuance and sale of 492,234 shares of our common stock at an offering price of $21.89 per share in this offering, after deducting estimated offering expenses of $29,647.00 payable by us.

	As of December 31, 2020 (audited)	Pro Forma (unaudited)
	Actual	As adjusted
Net Assets	$140,789,132	$151,534,485
Common Stock outstanding, $0.001 par value per share	6,565,413	7,057,647
Paid-in capital	$144,992,526	$155,737,879
Total distributable earnings	$(4,209,959)	$(4,209,959)
Net unrealized appreciation	$1,463,065	$1,463,065
Net asset value per share	$21.44	$21.47

Summary of Company Expenses

The purpose of the table below is to help you understand all fees and expenses that you, as a holder of our common stock (“Common Shareholder”), would bear directly or indirectly. The table shows Company expenses as a percentage of net assets attributable to our common stock for the year ended December 31, 2020

Stockholder Transaction Expenses (as a percentage of offering price):
Sales Load	None
Offering Expenses	0.28%
Dividend Reinvestment Plan Expenses	None	(1)
Total Stockholder Transaction Expenses	0.28	%(2)

Annual Expenses (as a percentage of net assets attributable to common stock):
Management Fees(3)	2.55%
Interest payments on borrowed funds(4)	1.10%
Other Expenses (estimated for the current fiscal year)(5)	1.47%
Total Annual Expenses (6)	5.12%

1.	The expenses associated with the administration of our dividend reinvestment plan are included in “Other Expenses.” Participants in the dividend reinvestment plan that instruct the plan administrator to sell shares obtained under the plan may be accessed a $15 transaction fee by the plan administrator and the proceeds of such sale will be net of brokerage commissions, fees and transaction costs. For more details about the plan, see “Dividend Reinvestment Plan.”

2.	For the purposes of calculating our expenses, we have assumed the maximum contractual management fee of 1.75% of Managed Assets. See “Management—Management Agreement” in the Base Prospectus.

3.	We entered into a revolving credit agreement on June 9, 2014. Interest expense assumes that leverage will represent approximately 30% of our Managed Assets (as defined under “Management—Management Agreement—Management Fee”) and charge interest or involve payment at a rate set by an interest rate transaction at an annual average rate of approximately 2.46% as of February 26, 2021. We have assumed for purposes of these expense estimates that we will utilize leverage for the entire year.

4.	Pursuant to the management agreement, our Adviser furnishes us, or arranges for the furnishing of office facilities and clerical and administrative services necessary for our operation (other than services provided by our custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). We bear all expenses incurred in our operations, and we will bear the expenses related to any future offering. “Other Expenses” above includes all such costs not borne by our Adviser, which may include but are not limited to overhead costs of our business, commissions, fees paid to CAB Marketing, LLC and CAB, L.L.C., subsidiaries of the ABA, as part of our exclusive investment referral and endorsement relationships with those subsidiaries, fees and expenses connected with our investments and auditing, accounting and legal expenses. Our agreements with CAB Marketing, LLC and CAB, L.L.C. terminated effective August 31, 2020, and require an additional payment of $150,000 in the year following termination in recognition of the trailing benefit of the CAB name license. See “Management—Management Agreement—Payment of Our Expenses” in the Base Prospectus. “Other Expenses” also includes Acquired Fund fees and expenses, which expenses are estimated to not exceed one basis point of our average net assets for the current fiscal year.

5.	Total Annual Expenses may not correlate to the ratio of expenses to average net assets disclosed in the Company’s annual and semi-annual reports to stockholders in the financial highlights table, which reflects operating expenses of the Company and does not include “Acquired Fund” fees and expenses.

EXAMPLE

The following example demonstrates the hypothetical dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. These amounts are based upon the assumption that our annual operating expenses remain at the levels set forth in the table above and that the annual return on investments before fees and expenses is 5%.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return:	$81	$180	$279	$524

The purpose of the table and example above is to assist you in understanding the various costs and expenses that an investor in any future offering will bear directly or indirectly. The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown.

Moreover, while the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. In addition, while the example assumes reinvestment of all distributions at NAV, participants in our dividend reinvestment plan may receive common stock valued at the market price in effect at that time.

This price may be at, above or below NAV. See “Dividend Reinvestment Plan” in the Base Prospectus for additional information regarding our dividend reinvestment plan.

The “Other Expenses” shown in the table and related footnote above are based on estimated amounts for our current fiscal year of operation unless otherwise indicated. If we issue fewer shares of common stock, all other things being equal, certain of these percentages would increase. For additional information with respect to our expenses, see “Management” and “Dividend Reinvestment Plan” in the Base Prospectus.

Market and Net Asset Value Information

Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “BANX.”

Our common stock commenced trading on November 13, 2013.

The following table sets forth, for the quarters indicated, the highest and lowest prices on the NASDAQ Global Select Market per share of common stock, and the NAV per share and the premium to or discount from NAV, on the date of each of the high and low market prices. The table also sets forth the number of Shares traded on the NASDAQ Global Select Market during the respective quarters. See, “Risks Related to Our Operations” in the Base Prospectus.

	NAV per Share on Date of Market Price(1)		NASDAQ Global Select Market Price Per Share(2)		Premium/(Discount) to NAV on Date of Market Price(3)		Trading
During Quarter Ended	High	Low	High	Low	High	Low	Volume(4)
March 31, 2019	$21.63	$21.63	$22.43	$19.12	3.7%	(11.6)%	867,370
June 30, 2019	$21.80	$21.80	$22.35	$21.00	2.5%	(3.7)%	566,945
September 30, 2019	$21.75	$21.75	$22.44	$20.62	3.2%	(5.2)%	702,466
December 31, 2019	$21.83	$21.83	$23.92	$21.86	9.6%	(0.1)%	1,021,569
March 31, 2020	$19.00	$19.00	$22.96	$9.25	20.8%	(51.3)%	1,914,534
June 30, 2020	$20.27	$20.27	$18.55	$12.46	(8.5)%	(38.5)%	981,721
September 30, 2020	$20.89	$20.89	$20.09	$15.33	(3.8)%	(26.6)%	877,204
December 31, 2020	$21.44	$21.44	$21.20	$17.81	(1.1)%	(16.9)%	845,623
March 31, 2021	$21.62	$21.62	$21.00	$19.22	(2.9)%	(11.1)%	1,058,800
June 30, 2021	$21.85	$21.85	$22.20	$19.52	1.6%	(10.7)%	1,279,200

(1) Based on our computations.

(2) Source: The NASDAQ Global Select Market.

(3) Based on our computations.

(4) Source: Bloomberg.

On July 9, 2021, our per share NAV was $21.85 and our per share market price was $21.89. As of July 9, 2021 our per share market price was $21.89, representing a 0.2% premium to such NAV.

We cannot predict whether our common stock will trade at a premium or discount to NAV in the future. Our issuance of common stock may have an adverse effect on prices for our common stock in the secondary market by increasing the common stock available, which may put downward pressure on the market price for our common stock. See,   “Risk Factors—Risks Related to Offerings” in the Base Prospectus.

Shares of closed-end funds frequently trade at a market price that is less than the value of the net assets attributable to those shares (a “discount”). The possibility that our shares will trade at a discount from NAV is a risk separate and distinct from the risk that our NAV will decrease. The risk of purchasing shares of a closed-end fund that might trade at a discount or unsustainable premium is more pronounced for investors who wish to sell their shares in a relatively short period of time after purchasing them because, for those investors, realization of a gain or loss on their investments is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance. Our shares are not redeemable at the request of stockholders. We may repurchase our shares in the open market or in private transactions, although we have no present intention to do so. Stockholders desiring liquidity may, subject to applicable securities laws, trade their shares on the NASDAQ Global Select Market or other markets on which such shares may trade at the then current market value, which may differ from the then current NAV.

The following information regarding our authorized shares is as of July 9, 2021. See “Description of Securities” in the Base Prospectus.

Title of Class	Amount Authorized	Amount Held by the Company for its Account	Amount Outstanding (Exclusive of Amount Held by the Company for its Account)
Common Stock, par value $0.001	40,000,000	0	6,575,035
Preferred Stock, par value $0.001	10,000,000	0	0

Plan of Distribution

We are selling up to $10,775,000 of common stock under this prospectus supplement directly to a specific investors named in the Securities Purchase Agreement in a negotiated transaction in which no party is acting as an underwriter, dealer or placement agent. The price per share is $21.89, provided that such price is greater than (1) the NASDAQ Minimum Price as defined under NASDAQ Rule 5635(d) and (2) the Company’s net asset value per share as determined within the period proscribed by Section 23(b) 1940 Act.

We expect to have the Company’s Transfer Agent deliver the shares to the investors after we receive payment of the total purchase price therefor in immediately available funds. We expect that such delivery of the shares will be made on or about July 14, 2021, which will be the second business day following the date of the pricing of the Common Stock (such settlement being referred to as “T+2”). There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Securities Purchase Agreement will remain in full force and effect unless terminated by either party upon delivery of notice to the other party.

Legal Matters

Certain legal matters in connection with the securities offered by this prospectus supplement will be passed upon for us by Troutman Pepper Hamilton Sanders LLP.

Available Information

We are subject to the informational requirements of the Exchange Act and the 1940 Act and are required to file reports, including annual and semi-annual reports, proxy statements and other information with the SEC. These documents are available on the SEC’s EDGAR system and can be inspected and copied for a fee at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Additional information about the operation of the public reference room facilities may be obtained by calling the SEC at 1-202-551-5850.

This Prospectus Supplement, the Base Prospectus and the Statement of Additional Information do not contain all of the information in our registration statement, including amendments, exhibits, and schedules that the Company has filed with the SEC (file No. 333-251349). Statements in this Prospectus Supplement and the Base Prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

Additional information about us can be found in our registration statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a web site (http://www.sec.gov) that contains our registration statement, other documents incorporated by reference, and other information we have filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.